Exhibit 99.1

Press Release	Source: Global ePoint, Inc.

Global ePoint Agrees to Acquire Leading Enterprise Video Surveillance Company

Friday March 31, 9:00 am ET

Acquisition Will Allow Company to Gain Entry to Lucrative Casino Gaming and Museum Markets

CITY OF INDUSTRY, Calif.—(BUSINESS WIRE)—March 31, 2006—Global ePoint, Inc. (Company) (Nasdaq: GEPT - News), a leading manufacturer of security technologies for the aviation, law enforcement, commercial and industrial markets, announced today that it has entered into an agreement to acquire the assets, including intellectual property and customer base, of Tops Digital Security (Tops), a privately held total solutions provider of large enterprise video surveillance systems that are designed primarily for high quality video capture and central monitoring security operations in the high-end commercial, industrial, and government electronic security markets. Tops anticipates it will generate approximately $8 million in revenues during the next twelve months.

The Company will issue 625,000 shares of its common stock, valued at $4 per share, with Tops having the potential to earn additional share payments based upon its earnings and the value of Global ePoint’s common stock. Tops is currently located in Ontario, CA and has been in business since 2002. Tops’ customer base includes customers from the casino gaming, museum, and entertainment markets, including the J. Paul Getty Museum, the Golden Nugget Casino, San Diego Seaworld Amusement Park, the Morongo Casino Resort & Spa and Casino Apache.

Tops, founded by Don Sung, who has 20 years of industry experience and expertise, including 15 years with LG Electronics of Korea, will provide immediate market opportunities in casino gaming, museum, and theme park entertainment markets, while also enhancing the Company’s ongoing research and development efforts. Tops has additional customers in the law enforcement and education markets, both of which are key markets for Global ePoint. The Tops solutions will become a significant part of the Company’s Perpetual Digital product line.

The Tops system is a total integrated solution that provides D1 CIF quality video recording capability, the highest level available, along with the front-end surveillance cameras, fiber optic cabling, and the command center application to network and control the hundreds of cameras in a high-security level project such as is used in museums, casino gaming and government installations. The Tops’ solution has proprietary video surveillance technology that efficiently integrates the ability to capture D1 quality video while maintaining a secure and fast system for recording, monitoring, managing, and archiving video surveillance.

“This acquisition represents a key element in our plan to develop a complete line of secured network digital video technology and products for growing vertical markets in the electronic security industry,” said Toresa Lou, Global ePoint’s Chief Executive Officer. “The Tops platform provides us with the high level enterprise surveillance solution that truly rounds out our fixed video surveillance product line and will enable us to develop new opportunities in the lucrative casino gaming, museum, and government security markets.

“Our acquisition of Tops will provide further momentum for our marketing initiatives in 2006, as we target directly end users to develop brand awareness and increase our sales opportunities. This direct marketing strategy is designed to pull product through our wholesale distribution network, and work closely with channel partners such as distributors and system integrators to not only educate the market on our solutions but to also develop new business opportunities for all of us,” added Ms. Lou.

“We are very excited about this acquisition and the opportunities it offers are consistent with our growth strategy to increase sales by expanding into high growth markets that require high quality, cost effect video surveillance solutions,” Lou added. “With a strong customer base already in the museum and casino gaming markets, we can build upon the Tops’ successes and continue to build those markets as well as the government market. In addition, Tops provides an added level of market expertise that will not only complement our product development efforts but significantly improve our direction and time to market for future products and solutions.”

The companies plan to debut the Tops solution at the upcoming ISC West security industry trade show. The ISC West show is considered by many industry professionals to be the largest electronic security trade show in the United States and is slated for April 5th through the 7th in Las Vegas, NV.

About Global ePoint

Global ePoint designs, manufactures, sells and distributes digital video surveillance systems for the law enforcement, military, aviation and homeland security markets. On the cutting edge of digital technology, Global ePoint is developing new compression technologies and next-generation, secure network digital video systems and servers for a wide range of new markets, concentrating primarily on security and homeland defense applications. The Company also manufactures customized computing systems for industrial, business and consumer markets, as well as other specialized electronic products and systems. Complete vertical integration — from design and manufacturing to sales and distribution — allows the Company to capture efficiencies and maintain cost advantages in these growing markets, particularly homeland security. For more information, please visit www.globalepoint.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, whether the Company gains traction in surveillance markets, whether its markets will become growth catalysts for Global ePoint and whether Tops achieves its target of generating $8 million in revenue over the next 12 months. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, Global ePoint’s success in capturing market share in these markets. For a discussion of these and other factors that may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Contact:

Global ePoint, Inc.

John Price, 909-839-1700

jprice@globalepoint.com

or

CEOcast, Inc. for Global ePoint

Ken Sgro, 212-732-4300

Source: Global ePoint, Inc.